Exhibit 10.8

SCRIBE THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Scribe Therapeutics Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for such Non-Employee Director’s service on the Board. This Policy is effective as of the closing of the sale of shares of the Company’s common stock (the “Common Stock”) to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the “IPO” and such date, the “Effective Date”). This Policy may be amended or terminated at any time in the sole discretion of the Board.

1.	Cash Compensation

Cash compensation payable to each Non-Employee Director shall consist of the following annual fees, which shall be paid quarterly in arrears and shall be pro-rated for partial quarters served, including for the initial quarter in which this Policy becomes effective:

Nature of Payment:	Total Annual Fee:
General Board Service Fee	$40,000
Lead Independent Director (in addition to General Board Service Fee)	$25,000
Non-Executive Chair (in addition to General Board Service Fee)	$35,000
Committee Service Fee	Chair (in addition to General Board Service Fee; in lieu of Committee Member Fee)	Member (in addition to General Board Service Fee, in lieu of Committee Chair Service Fee)
Audit Committee	$18,000	$9,000
Compensation Committee	$13,000	$6,500
Nominating and Governance Committee	$10,000	$5,000

2.	Equity Compensation

Equity awards made pursuant to this Policy will be granted under the Company’s 2026 Equity Incentive Plan or any successor equity incentive plan (as applicable, the “Equity Plan”). All equity award share numbers set forth below have been adjusted for the stock split implemented by the Company in connection with the IPO.

Equity Compensation – Initial Award

Upon election or appointment as a member of the Board, each Non-Employee Director shall be granted an option (an “Option”) to purchase 14,725 shares of Common Stock under the Equity Plan (such award, the “Initial Award”), which will be evidenced by a stock option agreement (the “Option Agreement”).

The Initial Award will be granted on or following the date of the Non-Employee Director’s appointment to the Board (or, if such date is not a trading day, the first trading day thereafter) (the “Initial Award Grant Date”) with an exercise price equal to the fair market value of Common Stock on the Initial Award Grant Date, as determined pursuant to the terms of the Equity Plan.

The Initial Award shall vest as to 1/3rd of the total number of shares subject to the Initial Award on each annual anniversary of the Initial Award Grant Date such that the Initial Award shall be fully vested on the third anniversary of the Initial Award Grant Date, in each case, so long as the Non-Employee Director continues to provide Service (as defined in the Equity Plan) to the Company through the applicable vesting date. If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.

The Initial Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Equity Plan) if the applicable Non-Employee Director is then in Service to the Company.

Equity Compensation – Annual Award

On the date of each annual meeting of the Company’s stockholders commencing with the first annual meeting of the Company’s stockholders following the Effective Date, and without any further action of the Board, each Non-Employee Director who is serving on the Board immediately prior to and will continue to serve on the Board following, the annual meeting will automatically be granted Options under the Equity Plan to purchase 7,362 shares of Common Stock (the “Annual Award”), which will be evidenced by an Option Agreement.

The Annual Award will automatically be granted on the date of the annual meeting of the Company’s stockholders (or, if such date is not a trading day, the first trading day thereafter) (the “Annual Award Grant Date”) with an exercise price equal to the fair market value of Common Stock on the Annual Award Grant Date, as determined pursuant to the terms of the Equity Plan.

The Annual Award shall fully vest on the earlier of (i) the one-year anniversary of the Annual Award Grant Date and (ii) the next annual meeting of the Company’s stockholders, so long as the Non-Employee Director continues to provide Service to the Company through the applicable vesting date. If a Non-Employee Director’s Service ends on the date of vesting, then the vesting shall be deemed to have occurred.

The Annual Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the Equity Plan) if the applicable Non-Employee Director is then in Service to the Company.

3.	Compensation Limit

Notwithstanding any other provision of this Policy to the contrary, in no event will the total amount of annual compensation payable to any Non-Employee Director following the Effective Date of this Policy exceed the limits set forth in Section 12.2 of the Equity Plan.

4.	Expenses

The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings, provided that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, if applicable, as in effect from time to time.